EXHIBIT 10(i)

DEBT SETTLEMENT AGREEMENT

Agreement made on December 5, 2004 between Markus Mueller, with offices located at Rossenweidstrasse 12 CH-8966 Zurich, Switzerland, referred to as Creditor and Healthbridge, Inc. with offices located at 2610-1066 West Hastings Street, Vancouver, British Columbia V6E 3X2 referred to as Debtor.

SECTION ONE
ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor as the result of loans extended by Creditor in the sum of $138,680, and consulting services rendered in the sum of $66,500 prior to December 5, 2004 with the agreement that the repayment or loans or the payment of consulting fees could be made either in cash or in shares of Debtor's common stock.

SECTION TWO
CONSIDERATION

In consideration of the prior mutual agreements recited in this Agreement, Debtor and Creditor agree as follows:

a. *Method of Payment:* Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Section One, above, 2,931,143 shares of Debtor's common stock, valued at $0.07 a share, as consideration for monies owed to Creditor as a result of loans provided to and consulting services rendered by Creditor for Debtor.

b. *Satisfaction:* On execution of this Agreement and Debtor's board of directors resolution authorizing the issuance and delivery of 2,931,142 shares of Debtor's common stock to Creditor provided for in Section Two (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Vancouver, British Columbia on the date first mentioned above.

Healthbridge, Inc.

/s/ Nora Coccaro
By: Nora Coccaro, President and Director

Markus Mueller

/s/ Markus Mueller
Markus Mueller, Director